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                                                                      EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

As of December 26, 2003, the Registrant was the beneficial owner of 100% of the common stock of the following significant subsidiaries:

CSX Transportation, Inc. (a Virginia corporation)
CSX Rail Holding Corporation (a Delaware corporation)
CSX Intermodal, Inc. (a Delaware corporation)
CSX Technology, Inc. (a Virginia corporation)
CSX Residual Company (a Delaware corporation)
SL Service, Inc. (a Delaware corporation)

As of December 26, 2003, none of the other subsidiaries included in the Registrant's consolidated financial statements constitute a significant subsidiary.